Exhibit 10.4(f)
[FHN LOGO]
NOTICE OF GRANT
Performance Stock Units
[Name of recipient]
You have been granted Performance Stock Units (PSUs) of First Horizon National Corporation as follows:

Date of Grant:	March 5, 2009	Governing Plan:	2003 Equity Compensation Plan
Number of PSUs Granted*:		Performance Periods:	2009, 2010, 2011, 2012
Vesting Dates of PSUs*:	50% of shares on each of March 5, 2012 and 2013, in each case subject to delay or forfeiture if performance goals are not met as provided in this Notice

*	Award is subject to size, vesting, & other limitations mandated in connection with the Troubled Asset Relief Program, to the extent applicable. Those limitations may cause a reduction or cancellation of this award, a lengthening of vesting periods, and other adverse effects.
     Your PSU award recognizes your leadership and performance within the organization. This PSU award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the performance and vesting periods.
      PSUs are not shares of stock and are not transferable. Each PSU that vests will result in one share of FHNC common stock being issued to you, subject to withholding for taxes. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested PSUs in cash, based on the fair market value of vested shares on the vesting date.
      PSUs that have not been forfeited prior to the vesting date will be paid based on the extent to which the performance goals set forth below are achieved. The performance goal for the PSUs will be achieved if FHNC achieves diluted normalized-provision pre-tax earnings per share (NPEPS) of $___ for at least one of the fiscal years 2009, 2010, 2011, or 2012; however, if the performance goal is achieved only for the year 2012 then none of the PSUs shall vest prior to the fourth anniversary of the grant date. The Committee will make appropriate adjustments of accounting numbers so that results are comparable across periods and will make final determinations of performance achievement, all as provided or permitted in Committee resolutions and the Governing Plan. For each year NPEPS will be calculated by replacing actual provision expense with “normal” provision, as determined by the Committee. Adjustments will be made in measuring NPEPS using the specific factors approved by the Committee for determining 2009 annual cash bonus awards under FHNC’s 2002 Management Incentive Plan. PSUs that do not vest as a result of a failure to achieve performance goals as determined by the Committee automatically are forfeited.
      This PSU award also is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan and the Committee’s Procedures. As of the date of grant, those Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date; but (b) if your termination of employment occurs because of your death, permanent disability, or normal or approved retirement, the PSUs will be partially forfeited in proportion to the part of the performance period (the four-year overall period) during which you are not employed, as determined by the Committee. The reduced PSUs will vest or not vest based on achievement of performance goals over the entire performance period. Normal retirement occurs if you retire under our pension plan at or after age 65; early retirement does not qualify as ‘normal’ unless the Committee expressly approves normal retirement treatment for this award.
      Your PSUs will accrue cash dividend equivalents, to the extent cash dividends are paid on common shares prior to vesting. From the grant date until the vesting date, dividend equivalents accumulate (without interest) as if each PSU were an outstanding share. To the extent that PSUs vest, the accumulated dividend equivalents associated with vested PSUs will be paid in cash at vesting or in the next payroll cycle. Dividend equivalents associated with forfeited PSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of PSUs as provided in the Plan.
      Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividend equivalents paid to you. As of the date of grant, the Committee’s Procedures provide that FHNC will withhold shares and cash at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PSUs this year. If you make a Section 83(b) election, it will result in the forfeiture of your PSUs. FHNC reserves the right to defer payment of PSUs if that payment would result in a loss of tax deductibility.
Questions about your PSU grant?
     Important information concerning the Governing Plan and this PSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your PSU grant or need a copy of the Governing Plan, the related prospectus, or the Committee’s current administrative procedures, contact Fidelity Investment’s Executive Relationship Officer at 800-823-0217 x511. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.
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